Exhibit 10.1
RETIREMENT AGREEMENT AND WAIVER OF RIGHTS
1.This document constitutes an offer to you by Murphy Oil USA, Inc. Throughout this Retirement Agreement and Waiver of Rights, the term “the Company” refers to Murphy Oil USA, Inc., and the term “Agreement” refers to this entire document, Retirement Agreement and Waiver of Rights (Paragraphs 1-18). It is important that you read and understand the terms of this Agreement in full and that if you decide to accept and sign it, you do so knowingly and voluntarily. To enable you to do that, you are advised to consult with an attorney about this Agreement and your rights before signing it. It is important for you to understand that, by accepting and signing this Agreement, you will not waive or give up any rights or claims you may have against the Company that may arise after the date that you sign it.
2.The Company’s offer as described in this Agreement will be open and effective for the twenty-one (21) calendar day period through and including August 18, 2021 (the “Offer Period”). You may elect to accept or reject this offer within the Offer Period and may use as much or as little of the Offer Period as you wish. If you choose to accept this offer prior to the expiration of the Offer Period by signing in the space provided below, you are waiving your right to have the remainder of the Offer Period to elect to accept or reject this offer. If you do nothing within the Offer Period, the offer will be considered automatically withdrawn by the Company.
3.Your employment with the Company will terminate as a result of your retirement effective July 31, 2021 (the “Retirement Date”). You agree that effective as of the Retirement Date, you will be deemed to have resigned, without any further action by you, the Company or any other person, from (i) your position as Senior Vice President and General Counsel of the Company and (ii) all other officer positions, committee memberships, directorships or other positions that you hold with the Company, its parent, or any of its subsidiaries or affiliates. In addition to receiving your wages for all work performed by you for the Company through the Retirement Date, you will be paid the following amounts, provided that you do not revoke this Agreement pursuant to Paragraph 18 below:
$1,540,000, less federal, state, and local taxes, and other lawful deductions, which will be paid to you in a lump sum within fifteen (15) days after your acceptance of this offer during the Offer Period.
4.You understand and agree that you would not receive the monies and/or benefits specified in Paragraph 3 above, except for your execution and nonrevocation of this Agreement and the fulfillment of the promises contained herein that pertain to you.
5.As part of this Agreement, you will not be entitled to any bonus payment from the Company or any of its affiliates you may have earned had you remain employed through the end of 2021.
6.You affirm that you have not filed, caused to be filed, or presently are a party to any claim against the Company. You also affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled, and, if applicable, have reported all hours worked. You affirm that you have been granted any leave to which you may have been entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. You further affirm that you have no known workplace injuries or occupational diseases. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. You affirm that all of the Company’s decisions regarding your pay and benefits through the date of your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
7.The Company and you acknowledge that nothing herein affects your coverage under the Company’s D&O indemnification arrangements for the period of your employment through July 31, 2021.
8.You also understand and agree that you cannot discuss the Agreement with anyone, except your spouse, financial advisor, attorney, the government, or as required by law. Upon your retirement from the Company, you must agree to return all Company property, including confidential or proprietary information that you may have in your possession or control.
9.As part of this Agreement, you agree that you will not make disparaging statements about the Company, Murphy USA Inc., the parent corporation of the Company (“Parent”), or any of their respective officers, directors or employees to anyone, and the Company and Parent agree they will direct their respective officers and directors to not make disparaging statements about you to anyone.
10.You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
11.Following the Retirement Date, you agree to reasonably cooperate with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding) that relates to matters with which you are or were involved or about which you had knowledge during your employment with the Company.

12.As part of this Agreement, you and the Company agree that Arkansas law will govern the interpretation of this Agreement and any disputes arising out of this Agreement, without regard to conflict of law principles.
13.You and the Company agree that should any dispute arise concerning the interpretation or enforcement of this Agreement, such dispute shall be resolved by the Federal Court located in Union County, Arkansas, and the parties herewith stipulate to the exclusive personal and subject matter jurisdiction of such Court.
14.Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
15.It is understood and agreed by you and the Company that nothing in this Agreement is an admission of wrongdoing or liability for any claim. It is further understood and agreed that this Agreement supersedes all prior agreements between you and the Company or any of its affiliates regarding matters addressed herein, excluding any and all of promises regarding arbitration, non-competition, non-solicitation, non-disclosure of confidential information, return of Company property or other restrictive covenants which remain binding on you.
16.If you decide to accept all of the terms listed in this Agreement please do the following things: (1) date and sign below; (2) initial each page of the Agreement in the appropriate place; (3) have your signature witnessed; and (4) return the Agreement to TERRY HATTEN, 200 Peach Street, El Dorado, Arkansas 71730 before the expiration of the Offer Period. If you decide not to accept, please immediately return this document to TERRY HATTEN.
17.You knowingly and voluntarily release and forever discharge the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which you have or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974 (as amended);
•The Age Discrimination in Employment Act;

•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•Title II of the Genetic Information Non-Discrimination Act;
•The Worker Adjustment and Retraining Notification Act;
•The Fair Credit Reporting Act;
•The Arkansas Civil Rights Act- Ark. Code Ann. §16-123-101 et seq.;
•The Arkansas Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim- Ark. Code Ann. §11-9-107 (a) et seq.;
•The Arkansas Equal Pay Law- Ark. Code Ann. §11-4-601 et seq.;
•The Arkansas Genetic Information in the Workplace Act- Ark. Code Ann. §11-5-401 et seq.;
•The Arkansas Voting Leave Law- Ark. Code Ann. 7-1-102;
•The Arkansas Jury Duty Law- Ark. Code Ann. 16-31-106;
•The Arkansas Law On Leave For Public Service- Ark Code Ann. 21-4-101;
•The Arkansas Military Service Protection Act- Ark. Code Ann. 12-62-801;
•The Arkansas Bone Marrow/Organ Donation Leave Law- Ark Code Ann. 11-3-205;
•The Arkansas Crime Victim Leave Law- Ark Code Ann. 16-90-1105;
•Arkansas Wage Payment and Work Hour Laws- Ark Code Ann. 11-4-210 et seq.
•any other federal, state or local law, rule, regulation, or ordinance;
•any public policy, contract, tort, or common law; or

•any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.
18.You are advised that you have up to twenty-one (21) calendar days to consider this Agreement. You also are advised to consult with an attorney prior to your signing of this Agreement. You may revoke this Agreement for a period of seven (7) calendar days following the day you sign this Agreement. Any revocation within this period must be submitted, in writing, to TERRY HATTEN and state “I hereby revoke my acceptance of our Retirement Agreement and Waiver of Rights.” The revocation must be personally delivered to TERRY HATTEN or his designee, or mailed to TERRY HATTEN and postmarked within seven (7) calendar days after you sign this Agreement.
YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES.

[Signature Page Follows]

EMPLOYEE		Murphy Oil USA, Inc.
By:	/s/ John A. Moore	By:	/s/ Terry Hatten
	Name: John A. Moore		Name: Terry Hatten
	Date: July 29, 2021		Title: SVP Human Resources
Date: July 29, 2021

Solely for purposes of Paragraph 9:

Murphy USA Inc.
By:	/s/ Terry Hatten
Name: Terry Hatten
Title: SVP Human Resources
Date: July 29, 2021

[Signature Page to Retirement Agreement and Waiver of Rights]

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